Exhibit 3.1

FIVE STAR SENIOR LIVING INC.

ARTICLES OF AMENDMENT

Five Star Senior Living Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Company (the “Charter”) is hereby amended to change the name of the Company to “AlerisLife Inc.”  All references in the Charter to “Five Star Senior Living Inc.” are hereby changed to “AlerisLife Inc.”

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Company, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Assistant Secretary on this 25th day of January, 2022.

ATTEST:	FIVE STAR SENIOR LIVING INC.

/s/ Lisa J. Cooney	By:	/s/ Katherine E. Potter	(SEAL)
Name: Lisa J. Cooney		Name: Katherine E. Potter
Title: Assistant Secretary		Title: Chief Executive Officer

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